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                                                                   EXHIBIT 5.1

                                  [LETTERHEAD]



                                October 21, 1999



Media Metrix, Inc.
250 Park Avenue South, 7th Floor
New York, New York 10003

Dear Sirs:

     In connection with Amendment No. 1 to the Registration Statement on Form S-1 (the "Registration Statement") filed by Media Metrix, Inc., a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), relating to the public offering by the Company and selling stockholders of up to 3,450,000 shares (the "Shares") of the Company's Common Stock ("Common Stock"), par value $.01 per share (including up to 450,000 shares of Common Stock which will be purchased by the underwriters if the underwriters exercise the option granted to them by the Company and certain selling shareholders to cover over-allotments), we, as counsel for the Company, have examined such corporate records, other documents and questions of law as we have considered necessary or appropriate for the purposes of this opinion. Our opinion set forth below is limited to the General Corporation Law of the State of Delaware.

     We assume that appropriate action will be taken, prior to the offer and sale of the Shares, to register and qualify the Shares for sale under all applicable state securities or "blue sky" laws.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     Based on and subject to the foregoing, we advise you that in our opinion:

     The Shares to be sold by the Company have been duly and validly authorized and, when issued and sold in the manner contemplated by the Underwriting Agreement, a form of which has been filed as

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an exhibit to the Registration Statement (the "Underwriting Agreement"), and
upon receipt by the Company of payment therefor as provided in the Underwriting Agreement, will be duly and validly authorized, legally issued, fully paid and non-assessable. The Shares to be sold by the selling stockholders named in the Registration Statement (the "Selling Stockholders") (other than the Shares referred to in the following sentence) have been duly and validly authorized, legally issued, fully paid and non-assessable. The Shares to be issued by the Company upon exercise of stock options and sold by Selling Stockholders, when issued, sold and paid for in accordance with the terms of such options, will be duly and validly authorized, legally issued, fully paid and non-assessable.

     In rendering the opinions expressed above regarding the fully paid status of the Common Stock outstanding prior to the date hereof, we have relied solely on certificates of certain officers of the Company that the Company has received payment in full of the purchase price or other consideration specified by the Board of Directors of the Company for all shares of capital stock of the Company outstanding on or prior to the date hereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

     The opinion expressed herein is solely for your benefit, and may be relied upon only by you.



                                        Very truly yours,